Exhibit 99.1

For Immediate Release:  Financial and Business Editors . . . September 18, 2009

The Bank Holdings Announces Voluntary Delisting of Its Common Stock

Reno, NV. - (September 18, 2009) The Bank Holdings, (NASDAQ:TBHS), the holding company for Nevada Security Bank, announced today that it has given formal written notice to the NASDAQ Stock Market (“NASDAQ”) of the Company’s intention to voluntarily delist its common stock from the NASDAQ Capital Market.  The Board of Directors of The Bank Holdings voted to take this action on September 10, 2009.  At that time, the Board was aware that its minimum bid price had remained below the limits of Nasdaq for a period of time greater than that allowed under the Nasdaq Listing Rule 5550(a)(2).  On September 15, 2009, the Company received notice from NASDAQ of this fact and that its shares would be delisted by NASDAQ if it did not regain compliance within a 180 day grace period.  As the Company had already determined it to be in its best interest to voluntarily delist prior to receiving the letter, it proceeded to notify NASDAQ of its decision, which it did on September 18, 2009, and it will not seek to regain compliance with the Nasdaq Listing Rule.

The Company currently anticipates that it will file a Form 25 with the Securities and Exchange Commission (“SEC”) and NASDAQ relating to the delisting of its common stock on or about September 28, 2009.  This means that trading in the Company’s Common Stock will most likely be suspended by NASDAQ effective as of the open of business on September 29, 2009, with the official delisting of the Company Common Stock to be effective ten days thereafter, on October 9, 2009.

The decision to delist has been reached as part of the Company’s overall strategy to conserve resources and improve cost-effectiveness as the benefits of maintaining a NASDAQ listing have not materialized.  Considering the limited trading volume and low trading prices on NASDAQ, the Company has concluded a listing on NASDAQ does not justify the legal and accounting expenses and administrative burden associated with maintaining such listing, as well as annual listing fees and costs which would be associated with compliance with minimum bid price and public float requirements.  While, at the time The Bank Holdings made its decision to delist the shares, it had not received formal notice from NASDAQ of its failure to comply with continued listing standards, it was aware that its minimum bid price was not in compliance therewith.

Following the delisting, the Company anticipates that its common stock will be quoted on the OTC Bulletin Board, a centralized electronic quotation service for over-the-counter securities, so long as market makers demonstrate an interest in trading in the Company’s common stock.  However, the Company can give no assurance that trading in its common stock will continue on any securities exchange or quotation medium.  The Company will continue to file periodic and other reports with the SEC.

About The Bank Holdings

The Bank Holdings is the holding company for Nevada Security Bank and Rocky Mountain Exchange. The Bank was incorporated in February 2001 and opened for business on December 27, 2001.  The Bank currently operates four northern Nevada branches; three in Reno and one in Incline Village.  Silverado Bank is the northern California division of Nevada Security Bank operating one branch in Roseville, California.  The President of the Bank, David A. Funk, is a long-time banker and resident of the Reno area.  For additional information, please visit www.nevadasecuritybank.com, www.silveradobank.com, and www.rockymountainexchange.com.  The President of The Bank Holdings is Joseph Bourdeau, and Hal Giomi is the Chairman and Chief Executive Officer.

The matters discussed herein may consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risk and uncertainties, which could cause actual results to differ materially from forward-looking information. For a detailed description of factors that could cause or contribute to such differences, please see our filings with the Securities and Exchange Commission.

When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “outlook,” “likely,” and “anticipates” or similar expressions as they relate to The Bank Holdings (including its subsidiaries), or its management are intended to identify forward-looking statements. Although we believe that the assumptions underlying the forward-looking information are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking information should be construed as a representation by the Company or any person that future events, plans, or expectations contemplated by the Company will be achieved. We undertake no obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events, or otherwise.

The Company, from time to time, becomes aware of rumors concerning the Company or its business. As a matter of policy, the Company does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding the Company. The Company complies with Federal and State law applicable to disclosure of information concerning the Company. Investors may be at significant risk in relying on unsubstantiated information from other sources.

FOR ADDITIONAL INFORMATION,

Please review the Company’s Form 10-K as filed with the SEC and/or CONTACT:

Hal Giomi, Chairman and Chief Executive Officer, or

Jack Buchold, Chief Financial Officer

The Bank Holdings or www.thebankholdings.com

Nevada Security Bank or www.nevadasecuritybank.com

Mailing Address: P. O. Box 19579 (89511)

Physical Address: 9990 Double R. Blvd. (89521)

Reno, Nevada

Phone:  775-853-8600

FAX:    775-853-2056